Exhibit 10(q)

EMPLOYMENT AND CONSULTING AGREEMENT

AGREEMENT by and between UNITED STATES STEEL CORPORATION (the “Corporation”), and Thomas J. Usher (“Mr. Usher”), dated as of February 13, 2003 (the “Agreement”).

The Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its shareholders to assure that the Corporation will have the continued guidance and direction of Mr. Usher, both before and after his retirement from active employment; and Mr. Usher is willing to commit to render services to the Corporation pursuant to the terms and conditions set forth below in this Agreement.

1.                                       Periods of this Agreement.  This Agreement provides for the continued relationship of the Corporation and Mr. Usher for three successive periods.  These three periods are:  (a) the Employment Period, which shall extend from the date of this Agreement until Mr. Usher’s retirement as an employee of the Corporation, to be not later than April 30, 2007; (b) the Chairmanship Period, which shall extend from the end of the Employment Period through April 30, 2007, on which date Mr. Usher shall retire from the Board; and (c) the Consulting Period, which shall extend from May 1, 2007 through April 30, 2009.

2.                                       Employment Period.  During the Employment Period, Mr. Usher shall continue to serve as Chairman of the Board of Directors & Chief Executive Officer of the Corporation.  He shall receive an annual salary and shall continue to be eligible for bonuses under the Senior Executive Officer Annual Incentive Compensation Plan.  He shall not receive any new grants of stock options or restricted stock other than as provided in this Agreement.  As of the date of this Agreement, Mr. Usher shall receive a grant of options for 800,000 shares of the Corporation’s common stock under the 2002 Stock Plan.  The options shall have a term of eight years and a grant price equal to the average of the high and the low New York Stock Exchange trading prices on the date of this Agreement.  In addition, he shall surrender as of the date of this Agreement all of his restricted shares of the Corporation’s common stock (except those which are eligible for vesting in May 2003) and shall receive 150,000 shares of phantom stock (i.e., book entry units, each representing a share of the Corporation’s common stock), which shall be paid to Mr. Usher as follows:  Within five business days after each of the first and second anniversary dates of the date of this Agreement, Mr. Usher shall receive a cash payment in an amount equal to the fair market value of 75,000 of such shares.  For this purpose, “fair market value” shall be defined as the average of the high and low New York Stock Exchange trading prices on the relevant anniversary date.

3.                                       Chairmanship Period.  During the Chairmanship Period, Mr. Usher shall serve as the non-executive Chairman of the Board of Directors of the Corporation.  He shall receive for such service an annual retainer fee equal in amount to his annualized monthly salary in effect at the time of his retirement as an employee of the Corporation.  Such retainer fee shall be paid on a quarterly basis with such quarterly payment to be made at the beginning of each three-month period.  During this period, Mr. Usher shall not be eligible for awards under the Senior Executive Officer Annual Incentive Compensation Plan.

4.                                       Consulting Period. During the Consulting Period, Mr. Usher shall serve as a consultant to the Corporation and receive an annual consulting fee equal to half his annualized monthly salary in effect at the time of his retirement as an employee of the Corporation.  Such consulting fee shall be paid on a quarterly basis with such quarterly payment made at the beginning of each three-month period.

5.                                       Working Condition Fringes and Other Benefits.  During both the Chairmanship Period and the Consulting Period, Mr. Usher shall be entitled to the same working condition fringes and other benefits as those provided to him by the Corporation during the Employment Period.

6.                                       Pension Calculation.  If Mr. Usher elects to receive his benefits under the non tax-qualified pension programs sponsored by the Corporation in the form of a lump sum distribution, upon retirement such benefits shall be calculated as if his total pension benefits were determined using the applicable interest rates and mortality tables in effect for retirements on January 31, 2003, instead of the applicable interest rates and mortality tables in effect at the date of his retirement.  This provision supersedes the Corporation’s obligation under the August 8, 2001 agreement between USX Corporation (now Marathon Oil Corporation (“Marathon”)) and Mr. Usher (the “Retention Agreement”) with respect to the non tax-qualified pension plans sponsored by the Corporation but will have no impact on the obligation of Marathon under the terms of the Retention Agreement.

7.                                       Agreement Not to Compete.  Mr. Usher shall not become employed by, act as a director or consultant for, or otherwise provide any services for any competitor of the Corporation through April 30, 2010.

8.                                       Change in Control.  The benefits of the Severance Agreement between the Corporation and Mr. Usher dated August 31, 2001, or their equivalent as appropriately calculated during the Employment Period, shall continue in effect until the end of the Employment Period.

9.                                       Termination of Agreement.  This Agreement shall be terminated as of the effective date of any of the following actions or events. (a) The Board may terminate this Agreement at any time by causing the Corporation to pay to Mr. Usher the present value of the remaining amounts to be paid and the value of the working condition fringes and other benefits to be provided during the three periods outlined in paragraph 1 of this Agreement.  (b) The Board may terminate this Agreement for cause, i.e., in the event of illegal conduct, gross misconduct, incapacity, or failure to satisfy the requirements of paragraph 7 above by Mr. Usher, thereby relieving the Corporation of any obligation to pay such remaining amounts. (c) Upon Mr. Usher’s death, this Agreement shall immediately terminate, and the Corporation shall pay to Mr. Usher’s surviving spouse, or his estate if there is no surviving spouse, the annual compensation, retainer fee, or consulting fee.

10.                                 Previous Agreements Superseded.  This Agreement supersedes all previous agreements between the Corporation (and its predecessors) and Mr. Usher, as far as the Corporation’s obligations are concerned, with the following exceptions:  (a) the benefits of the Severance Agreement described in section 8 above shall remain in effect, and (b) the retention bonus payable by the Corporation to Mr. Usher at the end of 2004 pursuant to the Retention Agreement shall be payable upon Mr. Usher’s retirement as an employee of the Corporation, provided that the performance measures required for such payment in sub-paragraphs 2(b)(i)(A), (B) and (C), and in paragraph 2(b)(ii) (adjusted, if necessary, for the shorter time period) of such agreement, in the judgment of the Compensation & Organization Committee, are met.

Agreed to and accepted this 13th day of February, 2003.

UNITED STATES STEEL CORPORATION
By	/s/ Seth E. Schofield	/s/ Thomas J. Usher
	Seth E. Schofield	Thomas J. Usher
On behalf of the Compensation Committee of United States Steel Corporation